                                                                    EXHIBIT 10.5

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                                MTS, INCORPORATED

                         TOWER RECORDS KABUSHIKI KAISHA





                       US$98,412,639 AND YEN15,596,828,718

                      AMENDED AND RESTATED CREDIT AGREEMENT




                                   dated as of

                                 April 27, 2001






                            THE CHASE MANHATTAN BANK,
                             AS ADMINISTRATIVE AGENT

                                ----------------

                                    JPMORGAN,
                         AS LEAD ARRANGER AND BOOKRUNNER





[CHASE LOGO]

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

                                TABLE OF CONTENTS



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                                    ARTICLE I

                                   Definitions

SECTION 1.01.  Defined Terms..................................................1
SECTION 1.02.  Classification of Loans and Borrowings........................26
SECTION 1.03.  Terms Generally...............................................26
SECTION 1.04.  Accounting Terms; GAAP........................................26


                                   ARTICLE II

                                   The Credits

SECTION 2.01.  Commitments...................................................27
SECTION 2.02.  Loans and Borrowings..........................................27
SECTION 2.03.  Requests for Borrowings.......................................28
SECTION 2.04.  Funding of Borrowings.........................................29
SECTION 2.05.  Interest Elections............................................30
SECTION 2.06.  Optional Termination and Reduction of
                     Commitments.............................................31
SECTION 2.07.  Repayment of Loans; Evidence of Debt..........................32
SECTION 2.08.  Optional Prepayment of Loans..................................33
SECTION 2.09.  Mandatory Commitment Reductions and
                     Prepayments.............................................33
SECTION 2.10.  Fees..........................................................34
SECTION 2.11.  Interest......................................................35
SECTION 2.12.  Alternate Rate of Interest....................................36
SECTION 2.13.  Increased Costs...............................................37
SECTION 2.14.  Break Funding Payments........................................38
SECTION 2.15.  Taxes.........................................................39
SECTION 2.16.  Payments Generally; Pro Rata Treatment;
                     Sharing of Set-offs.....................................40
SECTION 2.17.  Mitigation Obligations; Replacement of
                     Lenders.................................................42


                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.  Organization; Powers..........................................43
SECTION 3.02.  Authorization; Enforceability.................................43
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SECTION 3.03.  Governmental Approvals; No Conflicts..........................43
SECTION 3.04.  Financial Condition; No Material Adverse
                     Change..................................................43
SECTION 3.05.  Properties....................................................44
SECTION 3.06.  Litigation and Environmental Matters..........................44
SECTION 3.07.  Compliance with Laws and Agreements;
                     Margin Regulations......................................45
SECTION 3.08.  Investment and Holding Company Status.........................45
SECTION 3.09.  Taxes.........................................................45
SECTION 3.10.  ERISA.........................................................45
SECTION 3.11.  Disclosure....................................................46
SECTION 3.12.  Security Documents............................................46
SECTION 3.13.  Subsidiaries..................................................47


                                   ARTICLE IV

                                   Conditions

SECTION 4.01.  Effective Date................................................47
SECTION 4.02.  Each Credit Event.............................................49


                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.  Financial Statements and Other
                     Information.............................................50
SECTION 5.02.  Notices of Material Events....................................52
SECTION 5.03.  Existence; Conduct of Business................................53
SECTION 5.04.  Payment of Obligations........................................53
SECTION 5.05.  Maintenance of Properties; Insurance..........................53
SECTION 5.06.  Books and Records; Inspection Rights..........................54
SECTION 5.07.  Compliance with Laws..........................................54
SECTION 5.08.  Use of Proceeds...............................................54
SECTION 5.09.  Lien Searches; Guarantee Requirement;
                     Collateral Requirement; Further
                     Assurances..............................................54
SECTION 5.10.  Continued Engagement of FTI/PM................................55
SECTION 5.11.  Cash Management Arrangements..................................55
SECTION 5.12.  Chief Restructuring Officer...................................56
Section 5.13.  Post-Closing Undertakings.....................................57


                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.  Indebtedness..................................................58
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SECTION 6.02.  Liens.........................................................59
SECTION 6.03.  Sale-Leaseback Transactions...................................59
SECTION 6.04.  Fundamental Changes...........................................60
SECTION 6.05.  Investments, Loans, Advances, Guarantees
                     and Acquisitions; New Retail Locations..................61
SECTION 6.06.  Asset Sales...................................................62
SECTION 6.07.  Capital Expenditures..........................................62
SECTION 6.08.  Restricted Payments; Certain Payments of
                     Indebtedness............................................63
SECTION 6.09.  Transactions with Affiliates..................................64
SECTION 6.10.  Restrictive Agreements........................................64
SECTION 6.11.  Amendment of Material Documents...............................65
SECTION 6.12.  Balance Sheet Coverage Ratio..................................65
SECTION 6.13.  EBITDA........................................................65
SECTION 6.14.  Leverage Ratio................................................65
SECTION 6.15.  Fiscal Year...................................................66


                                   ARTICLE VII

                             Events of Default; CAM

SECTION 7.01.  Events of Default.............................................66
SECTION 7.02.  Implementation of CAM.........................................69


                                  ARTICLE VIII

                                   The Agents


                                   ARTICLE IX

                                  Miscellaneous

SECTION 9.01.  Notices.......................................................71
SECTION 9.02.  Waivers; Amendments...........................................72
SECTION 9.03.  Expenses; Indemnity; Damage Waiver............................73
SECTION 9.04.  Successors and Assigns........................................75
SECTION 9.05.  Survival......................................................78
SECTION 9.06.  Counterparts; Integration; Effectiveness......................78
SECTION 9.07.  Severability..................................................79
SECTION 9.08.  Right of Set-off; Certain Agreements
                     With Respect to Deposit Accounts........................79
SECTION 9.09.  Governing Law; Jurisdiction; Consent to
                     Service of Process......................................80
SECTION 9.10.  WAIVER OF JURY TRIAL..........................................80
SECTION 9.11.  Headings......................................................81
SECTION 9.12.  Confidentiality...............................................81
SECTION 9.13.  Interest Rate Limitation......................................81
SECTION 9.14.  Conversion of Currencies......................................82
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SECTION 9.15.  Releases of Collateral........................................82
SECTION 9.16.  Agreement on Bank Transactions................................83
SECTION 9.17.  No Novation...................................................83


SCHEDULES:
----------

Schedule 2.01       --   Commitments
Schedule 3.06       --   Disclosed Matters
Schedule 3.13       --   Subsidiaries
Schedule 5.09       --   Mortgaged Properties
Schedule 6.01       --   Existing Indebtedness
Schedule 6.02       --   Existing Liens
Schedule 6.05       --   Existing Investments and Loans
Schedule 6.05(b)    --   Existing Location Commitments
Schedule 6.06       --   Contemplated Asset Sales
Schedule 6.10       --   Existing Restrictions

EXHIBITS :
----------

Exhibit A           --   Form of Assignment and Acceptance
Exhibit B-1         --   Opinion of Wilson, Sonsini, Goodrich &
                         Rosati, US counsel to the Borrowers
Exhibit B-2         --   Opinion of Paul Leach & Company,
                         Solicitors, English counsel to the
                         Borrowers
Exhibit B-3         --   Opinion of Haruki, Sawai & Inoue, Japanese
                         counsel to the Borrowers
Exhibit B-4         --   Opinion of McCann Fitzgerald, Irish counsel
                         to the Lenders
Exhibit B-5         --   Opinion of Maclay Murray & Spens, Scottish
                         counsel to the Lenders
Exhibit C           --   Amended Guarantee Agreement
Exhibit D           --   Amended Pledge Agreement
Exhibit E-1         --   Amended US Security Agreement
Exhibit E-2         --   Amended Japanese Security Agreement
Exhibit E-3         --   Amended UK Security Agreement
Exhibit E-4         --   Amended Irish Security Agreement
Exhibit F           --   Indemnity, Subrogation and Contribution Agreement
Exhibit G           --   Perfection Certificate
Exhibit H           --   Borrowing Base Certificate

                           AMENDED AND RESTATED CREDIT AGREEMENT dated as of
                    April 27, 2001 (the "Agreement"), among MTS, INCORPORATED, a California corporation; TOWER RECORDS KABUSHIKI KAISHA, a Japanese corporation; the LENDERS party hereto; and THE CHASE MANHATTAN BANK, as Administrative Agent.

               The parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

               SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

               "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

               "Accounts Receivable" has the meaning assigned to such term in the Security Agreements.

               "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

               "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

               "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

               "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

               "Agents" means the Administrative Agent and the Japanese Agent.

               "Agreement on Bank Transactions" means any agreement (Ginko Torihiki Yakujosho) between a Japanese bank (or a Japanese branch of a non-Japanese bank) and a customer thereof, substantially in a standard form from time to time prescribed by the Federation of Bankers Associations of Japan, providing for general terms and conditions applicable to all loans by such bank to such customer.

               "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

               "Applicable Agent" means (a) with respect to a Loan or Borrowing in US Dollars, the Administrative Agent or (b) with respect to a Loan or Borrowing in Yen, the Japanese Agent.

               "Applicable Borrower" means (a) with respect to Facility A, MTS or (b) with respect to Facility B, TRKK.

               "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

               "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in US Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

               "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Applicable Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

               "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

               "Balance Sheet Coverage Ratio" means, for MTS and the Subsidiaries on a consolidated basis at any date, the ratio of (a) the sum of inventory (including video product) and accounts receivable (in each case defined and valued in accordance with GAAP), in each case in respect of which the Lenders have on such date a first priority perfected security interest under the Security Documents securing the Obligations or a significant portion thereof (less the amount of applicable reserves in accordance with GAAP) to (b) the aggregate principal amount of Indebtedness outstanding on such date under the Loan Documents. For purposes of calculating this ratio, the Exchange Rates used shall be those used in preparing the financial statements delivered pursuant to
Section 5.01 as of the most recent month end.

               "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

               "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

               "Borrowers" means (a) with respect to Facility A, MTS and (b) with respect to Facility B, TRKK.

               "Borrowers' Agent" means MTS, in its capacity as agent for the Borrowers.

               "Borrowing" means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

               "Borrowing Request" means a request by the Applicable Borrower for a Borrowing in accordance with Section 2.03.

               "Business Day" means (a) when used in connection with Borrowings in US Dollars, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to remain closed (or, in the case of a Eurocurrency Borrowing, on which banks are not open for dealings in US Dollars in the London interbank market), and (b) when used in connection with Borrowings in Yen, any day that is not a day on which banks are authorized or required by law to remain closed with respect to dealings in Yen deposits in the Tokyo interbank market.

               "Business Plan" means MTS management's projected business plan delivered to the Lenders in January 2001, as amended and redelivered to the Lenders on April 4, 2001.

               "CAM" means "Collection Allocation Mechanism", which is the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 7.02.

               "CAM Exchange" means the exchange of the Lenders' interests provided for in Section 7.02.

               "CAM Exchange Date" means the fifth Business Day after the CAM Trigger Date.

               "CAM Percentage" means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent of the Designated Obligations owed to such Lender and (b) the denominator shall be the aggregate US Dollar Equivalent of the Designated Obligations owed to all the Lenders, in each case immediately prior to such CAM Exchange Date. Notwithstanding any other provision of this Agreement, for purposes of determining the Lenders' CAM Percentages, the Exchange Rates employed to determine the US Dollar Equivalents of the Designated Obligations shall be those in effect on the CAM Exchange Date.

               CAM Trigger Date" means the first date on which any event referred to in paragraph (h) or (i) of Section 7.01 shall occur in respect of MTS or TRKK.

               "Capital Expenditures" means, in respect of any Person for any period, the aggregate of all expenditures by such Person during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, and shall include all expenditures for property, plant or equipment by way of Capital Lease Obligations; provided, that "Capital Expenditures" shall in any event exclude (a) acquisitions of video products, (b) expenditures of casualty insurance proceeds and amounts attributable to self-insurance maintained by such Person under its self insurance programs in respect of lost, destroyed or damaged property, (c) expenditures pursuant to obligations under a lease of real property and (d) landlord relocation credits to the extent receivable within 120 days following the opening of the retail location to which the applicable expenditure relates.

               "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that in no event shall obligations under a lease of a store location be deemed to be Capital Lease Obligations.

               "Cash Receipts" has the meaning given to such term in Section 5.11(a).

               "Cash Sweep Account" means a depositary account of MTS or a Subsidiary (a) in the case of a deposit of Cash Receipts derived from a retail store location within the United States or from account debtors located in, or making payments in or to, United States locations (i) as to which MTS or such Subsidiary has given irrevocable instructions to the depositary bank maintaining such account requiring the proceeds of such Cash Receipts to be transferred on each Business Day to a Concentration Account, (ii) which, if reasonably convenient, is maintained at a branch of a Lender and (iii) as to which the Collateral Agent has signature authority and (b) in the case of a deposit of Cash Receipts derived from a retail store location outside the United States or from account debtors located outside, and making payments in or to locations outside, the United States, as to which MTS or such Subsidiary has implemented such cash management arrangements as may be reasonably requested by the Collateral Agent or the Required Lenders in accordance with Section 5.11(b).

               A "Change in Control" shall occur if (a) Russell Solomon, Doris Solomon, Michael Solomon, David Solomon and the Trusts (for the benefit of the beneficiaries named therein on the date hereof), individually or together, shall not own, directly or indirectly, all the issued and outstanding capital stock of the Parent; (b) the Parent shall not directly own all the issued and outstanding capital stock of MTS; (c) MTS shall not directly own all the issued and outstanding capital stock of TRKK; provided, however, that any sale by MTS of capital stock of TRKK made pursuant to and in accordance with the requirements of Section 5.13 will not be deemed to result in a "Change of Control" if the Net Cash Proceeds of such sale shall have been applied to prepay Loans and to reduce the Commitments pursuant to Section 2.09.

               "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

               "Chief Restructuring Officer" means FTI/PM or another Person selected by MTS and satisfactory to the Lenders.

               "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               "Collateral" has the meaning assigned to such term in the Security Documents.

               "Collateral Agent" means The Chase Manhattan Bank, in its capacity as Collateral Agent for the Lenders under the Security Documents.

               "Collateral Requirement" means at any date that, except as permitted by Section 4.01(j), (a) the Pledge Agreements create in favor of the Collateral Agent, for the benefit of the Secured Parties, first priority perfected pledges of and security interests in all capital stock or other equity interests and all Indebtedness (including all capital stock or other equity interests in each Subsidiary and all intercompany loans or advances among MTS and the Subsidiaries, including the TRKK Loan) owned by MTS or any Subsidiary (and all intercompany loans or advances among MTS and the Subsidiaries in amounts greater than US$1,000,000, excluding the TRKK Loan, shall be evidenced by one or more promissory notes satisfactory in form to the Administrative Agent that shall have been pledged and delivered to the Collateral Agent under a Pledge Agreements), (b) the Security Agreements create in favor of the Collateral Agent, for the benefit of the Lenders, first priority perfected security interests in the Collateral of MTS and each Subsidiary, in each case as security for the Obligations, (c) the Mortgages create in favor of the Collateral Agent, for the benefit of the Lenders, first priority perfected Liens on each of the Mortgaged Properties (other than the Designated Mortgaged Properties, which shall be subjected to a Mortgage only if any consent required under the terms of the existing first mortgage or ground lease, as the case may, in respect of such property shall have been obtained, and as to which, with respect to the Designated Mortgaged Property located at 885 Riverside Parkway, West Sacramento, California, the applicable Mortgage shall create a second priority perfected lien) as security for the Obligations (or, in the case of any Mortgaged Property, such amount of the Obligations as shall be specified opposite such Mortgaged Property in Schedule 5.09 hereto), and (d) the Administrative Agent shall have received either (i) a counterpart of each of the Security Documents, duly executed and delivered on behalf of all Loan Parties party thereto, or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to each Security Document, in the form specified therein, duly executed and delivered on behalf of such Loan Party; provided that (i) the requirements set forth in clauses (c) and, to the extent it relates to the Mortgages, (d) above will not be required to be satisfied for a period of 10 Business Days after the date of this Agreement and (ii) the Collateral Agent (A) may agree that any capital stock or assets of any Non-US Subsidiary will not secure Obligations of MTS if it shall determine and shall notify the Lenders (and, if any Lender shall object in writing, the Required Lenders shall also determine), based on information provided by MTS which is, in the judgment of the Collateral Agent and, if applicable, the Required Lenders, sufficient to make the determination in question, that such action is necessary to avoid significant adverse tax consequences to MTS and the Subsidiaries and (B) may agree that the Liens of the Security Documents will not be perfected with respect to specified assets if it shall determine and shall notify the Lenders (and, if any Lender shall object in writing, the Required Lenders shall also determine), based on information provided by MTS which is, in the judgment of the Collateral Agent and, if applicable, the Required Lenders, sufficient to make the determination in question, that the expense or difficulty of perfecting such Liens with respect to such assets would be excessive in view of the benefit to the Lenders that would result therefrom.

               "Commitment" means, with respect to any Lender, such Lender's Facility A Commitment and Facility B Commitment.

               "Concentration Account" means a depositary account of MTS or a Subsidiary (a) which is maintained at (i) a branch of U.S. Bank National Association, located in the State of California or another State of the United States, or (ii) if U.S. Bank National Association ceases to be a Lender, a branch of a Lender, located in the State of California or another State of the United States, but only if under the Uniform Commercial Code as in effect in such State, the Security Interest (as defined in the US Security Agreement) created by the US Security Agreement attaches to such depositary account and constitutes a perfected first priority Lien upon such depositary account, and
(b) as to which the Collateral Agent has signature authority.

               "Consolidated Net Income" means, for any period, the net income or loss of MTS and the Subsidiaries determined on a consolidated basis for such period; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Borrower or any of the Subsidiaries or the date that Person's assets are acquired by a Borrower or any of the Subsidiaries and (b) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

               "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

               "Credit Facility" means Facility A or Facility B.

               "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

               "Designated Mortgaged Properties" means the Mortgaged Properties located at (i) 885 Riverside Parkway, West Sacramento, California, (ii) 1900-1920 S. Bascom Avenue, Campbell, California and (iii) 3601 Sports Arena Boulevard (Lot 5), San Diego, California.

               "Designated Obligations" means all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans and (b) fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

               "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

               "EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of income tax expense, depreciation expense, amortization expense, Interest Expense, non-cash charges and extraordinary charges, including cash restructuring charges incurred after the date hereof not to exceed US$10,500,000 in the aggregate related to the Restructuring Plan, minus, without duplication and to the extent added in determining such Consolidated Net Income, non-cash income and extraordinary income, all as determined in accordance with GAAP on a consolidated basis for MTS and the Subsidiaries.

               "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

               "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

               "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of MTS or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with MTS, is treated as a single employer under
Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

               "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by MTS or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by MTS or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by MTS or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by MTS or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from MTS or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

               "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of such Loan or Borrowing denominated in US Dollars, the Adjusted LIBO Rate and (b) in the case of such Loan or Borrowing denominated in Yen, the TIBO Rate.

               "Event of Default" has the meaning assigned to such term in
Article VII.

               "Exchange Rate" means, on any day, (a) with respect to Yen, the rate at which such currency may be exchanged into US Dollars at 11:00 a.m., New York time based on the most recent fixing by the Federal Reserve Bank of New York, and (b) with respect to US Dollars, the rate at which US Dollars may be exchanged into Yen at 11:00 a.m., Tokyo time based on the most recent fixing by the Bank of Japan. In the event that such rate cannot be determined pursuant to the preceding sentence, the Exchange Rate shall be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about the applicable time set forth above, on such date for the purchase of US Dollars or Yen, as the case may be, with the applicable currency for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

               "Excluded Taxes" means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than with respect to any Loan or interest in a Loan acquired by such Foreign Lender through an assignment pursuant to a request by a Borrower under Section 2.17(b) or through an exchange of interests pursuant to Section 7.02), any withholding tax that is imposed on amounts payable to such Foreign Lender by the jurisdiction in which the Borrower paying such amounts is organized or has its principal office at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with
Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a) and has satisfied any applicable mitigation obligations under Section 2.17(a).

               "Existing Credit Agreement" means the US$125,000,000 and Yen19,810,600,000 Credit Agreement dated as of April 23, 1998, as amended by the Amendment dated as of April 23, 2001, among MTS, TRKK, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Existing Credit Agreement is being amended and restated by this Agreement.

               "Facility A" means the credit facility contemplated by the Facility A Commitments and, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made by a Facility A Lender pursuant to its Facility A Commitment.

               "Facility A Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Facility A Loans hereunder as set forth in Part A of Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.06 or Section 2.09. The initial aggregate amount of the Lenders' Facility A Commitments is US$98,412,639.

               "Facility A Lender" means a Lender that has a Facility A Commitment.

               "Facility A Exposure" means, with respect to any Facility A Lender at any time, the aggregate outstanding principal amount of such Lender's Facility A Loans at such time.

               "Facility B" means the credit facility contemplated by the Facility B Commitments and, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made by a Facility B Lender pursuant to its Facility B Commitment.

               "Facility B Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Facility B Loans hereunder as set forth in Part B of Schedule 2.01, as the same may be increased or reduced from time to time pursuant to Section 2.06 or Section 2.09. The initial aggregate amount of the Lenders' Facility B Commitments will be Yen15,596,828,718.

               "Facility B Lender" means a Lender that has a Facility B Commitment.

               "Facility B Exposure" means, with respect to any Facility B Lender at any time, the aggregate outstanding principal amount of such Lender's Facility B Loans at such time.

               "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

               "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Applicable Borrower.
               "Foreign Lender" means, with respect to either Credit Facility, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower under such Credit Facility is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

               "FTI/PM" means FTI/Policano & Manzo.

               "GAAP" means generally accepted accounting principles in the United States of America.

               "Governmental Authority" means the government of the United States of America, Japan, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

               "Grantor" means each Borrower and each Subsidiary that is, or is required by Section 5.09 to be, a party to a Pledge Agreement or a Security Agreement.

               "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) agreements entered into in the ordinary course of business to purchase inventory or retail store fixtures of another Person at a price not greater than the market value thereof. The term "Guarantee" used as a verb has a corresponding meaning.

               "Guarantee Agreement" means a Guarantee Agreement in substantially the form of Exhibit C hereto among the Guarantors and the Administrative Agent acting on behalf of the Lenders, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "Guarantee Requirement" means at any date that the Parent, MTS and each Subsidiary is a Guarantor, in accordance with the terms of the Guarantee Agreement; provided that the Collateral Agent may agree that any Non-US Subsidiary will not guarantee the Obligations of MTS or any other class of Obligations if it shall determine and shall notify the Lenders (and, if any Lender shall object in writing, the Required Lenders shall also determine), based on information provided by MTS which is, in the judgment of the Collateral Agent and, if applicable, the Required Lenders, sufficient to make the determination in question, that such guarantee would violate applicable law or would result in significant adverse tax consequences to MTS and the Subsidiaries.

               "Guarantors" means the Parent, MTS and the Subsidiaries that become parties to the Guarantee Agreement pursuant to Section 4.01(h) or (j),
Section 5.09 or otherwise.

               "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

               "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

               "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable on normal payment terms and accruals in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

               "Indemnified Taxes" means Taxes other than Excluded Taxes.

               "Indemnity, Subrogation and Contribution Agreement" means an Indemnity, Subrogation and Contribution Agreement in substantially the form of Exhibit F hereto among the Guarantors and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "Interest Election Request" means a request by the Applicable Borrower to convert or continue a Borrowing in accordance with Section 2.06.

               "Interest Expense" means, for any period, the gross interest expense of MTS and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

               "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each calendar month, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

               "Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month next following the month in which the date of such Borrowing shall have occurred; provided, that (a) if any Interest Period would end on a day other than a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end) shall end on the last Business Day of the calendar month in which such Interest Period is to end. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

               "Inventory" has the meaning assigned to such term in the Security Agreements.

               "Irish Security Agreement" means the Amended Security Agreement substantially in the form of Exhibit E-4 hereto between MTS, Ireland T.R., Incorporated and the Collateral Agent on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "Japanese Agent" means The Chase Manhattan Bank Tokyo Branch.
                --------------

               "Japanese Security Agreement" means the Amended Security Agreement substantially in the form of Exhibit E-2 hereto between TRKK and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

               "Lender Affiliate" means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

               "Leverage Ratio" means, for MTS and the Subsidiaries on a consolidated basis at any date, the ratio of (a) Indebtedness as of such date to
(b) four times EBITDA for the three months ended on such date (or, if such date is not the last day of a month, ended on the last day of the month most recently ended prior to such date).

               "LIBO Rate" means, with respect to any Eurocurrency Borrowing in US Dollars for any Interest Period, the interest rate per annum for deposits for a maturity most nearly comparable to such Interest Period in the currency in which such Borrowing is denominated appearing on Page 3740 or 3750, as applicable, of Dow Jones Markets (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits for a maturity most nearly comparable to such Interest Period in the currency in which such Borrowing is denominated are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

               "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

               "Loan Documents" means this Agreement, the Guarantee Agreement and the Security Documents and any promissory note evidencing the Loans under this Agreement.

               "Loan Parties" means the Parent, the Borrowers and the Subsidiary Loan Parties.

               "Loans" means the loans made by the Lenders to any Borrower pursuant to this Agreement.

               "Local Time" means (a) with respect to a Borrowing Request or any other notice under this Agreement, (i) Tokyo time for any such request or notice for Yen or (ii) New York City time for any such request or notice for US Dollars, or (b) with respect to funding of a Borrowing, local time determined by reference to the location of the account established or designated by the Applicable Agent for such purpose.

               "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of MTS and the Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

               "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of MTS and the Subsidiaries in an aggregate principal amount exceeding US$5,500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of MTS or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate net amount that MTS or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

               "Material Subsidiary" means at any time any Subsidiary other than a Subsidiary with no assets or operations of significant value or importance.

               "Maturity Date" means April 23, 2002.

               "Mortgage" shall mean one or more mortgages or deeds of trust, in form and substance satisfactory to the Borrowers' Agent and the Collateral Agent.

               "Mortgaged Property" shall mean each parcel of real property owned by MTS or any US Subsidiary and listed on Schedule 5.09.

               "MTS" means MTS, Incorporated, a California corporation.

               "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

               "Net Cash Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured event, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent, MTS or any Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent, MTS or any Subsidiary as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all sales or income taxes paid (or reasonably estimated by MTS to be payable) by the Parent, MTS or any Subsidiary, and the amount of any reserves established in good faith by the Parent, MTS or any Subsidiary to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (and MTS agrees to furnish to the Lenders upon request an explanation in reasonable detail of any estimated amounts referred to in this clause (iii)) and (iv) without duplication of amounts referred to in the preceding clause (iii), the amount of any withholding taxes paid on cash proceeds transferred to the Borrowers to enable them to make prepayments due under Section 2.09(d) in connection with such event. Notwithstanding the foregoing, in the case of any event described in clause (b) of the definition of "Prepayment Event", if MTS shall deliver to the Administrative Agent a request that MTS or the applicable Subsidiary be permitted to apply any proceeds from such event to the repair or replacement of the assets in respect of which such event shall have occurred, and if the Administrative Agent (or, in the case of proceeds in excess of US$500,000 from any event, the Required Lenders), taking into account the Lenders' collateral position, the Borrowers' ability to perform their obligations hereunder and such other factors as the Administrative Agent or the Required Lenders shall deem relevant, shall approve such request, then such proceeds shall not constitute Net Cash Proceeds except to the extent of any such proceeds (x) that have not been so applied or (y) in respect of which MTS or the applicable Subsidiary shall not have entered into valid and binding commitments in writing, copies of which shall have been delivered to the Lenders, to so apply such proceeds, in each case by the end of the 180-day period following the occurrence of such event, or (z) that have been subject to commitments referred to in the preceding clause (y) that have ceased to be in effect, in any of which cases a prepayment shall be required under Section 2.09(d) in an amount equal to the amount of such proceeds that have not been so applied or committed or as to which commitments shall have ceased to be in effect.

               "Non-US Subsidiary" means any Subsidiary that is not a US Subsidiary.

               "Obligations" means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties under this Agreement, the Guarantee Agreement and the other Loan Documents and (b) the due and punctual payment and performance of all obligations of the Loan Parties, monetary or otherwise, under each Hedging Agreement entered into to mitigate interest rate risks or exchange rate risks with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

               "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

               "Parent" means Tower Records Incorporated, a Delaware corporation.

               "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

               "Perfection Certificate" means a certificate in the forms of Exhibit G hereto or any other form or forms approved by the Collateral Agent.

               "Permitted Investments" means:

               (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

               (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any State of the United States having, at the date of acquisition thereof, a rating of at least AA by

        S&P or Aa2 by Moody's, in each case maturing within one year from such date of acquisition;

               (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

               (d) investments in certificates of deposit, banker's acceptances and time and other deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or any nation in which any Borrower or Subsidiary is doing business which has a combined capital and surplus and undivided profits of not less than US$450,000,000 or the equivalent thereof in any other currency;

               (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above;

               (f) money market funds organized under the laws of the United States or any state thereof that invest solely in the foregoing investments permitted under paragraphs (a), (b), (c), (d) and (e) above; and

               (g) investments consisting of prepaid expenses and negotiable instruments held for collection.

               "Permitted Liens" means:

               (a) Liens for Taxes not yet due or which are being contested in good faith;

               (b) other Liens (including statutory landlords' liens) incidental to the conduct of the businesses of MTS and the Subsidiaries or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their properties or assets or materially impair the use thereof in the operation of their businesses;

               (c) Liens on property or assets of MTS or a Subsidiary to secure obligations of MTS or such Subsidiary to MTS or to another Loan Party;

               (d) Liens required by the Loan Documents;

               (e) any Lien on property of MTS or a Subsidiary in existence on the date hereof, and set forth on Schedule 6.02 hereto, securing Indebtedness outstanding on the date hereof;

               (f) any Lien existing on any property or asset prior to the acquisition thereof by MTS or a Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be,
        (ii) such Lien shall not apply to any other property or assets of MTS or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

               (g) Liens on fixed or capital assets acquired, constructed or improved by MTS or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by paragraph (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of MTS or any Subsidiary;

               (h) any Lien renewing, extending or refunding any Lien permitted by paragraphs (e), (f) or (g) above; provided that (A) the principal amount secured is not increased and (B) the Lien is not extended to other property;

               (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith;

               (j) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

               (k) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, letters of credit, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (l) Liens consisting of interests of lessors under Capital Lease Obligations permitted by Section 6.01;

               (m) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of MTS or any Subsidiary;

               (n) Liens on cash collateral not to exceed US$5,000,000 in the aggregate securing foreign currency exchange rate hedging arrangements as may be required by Section 5.13;

               (o) Liens that are deemed to be a part of ordinary course franchise agreements to which MTS or any Subsidiary, as a franchisor, is party;

               (p) Liens on Indebtedness incurred pursuant to Section 6.01(i), to the extent such Liens are permitted by Section 5.13; and

               (q) other Liens securing obligations in an amount not in excess of $1,000,000 in the aggregate for all such obligations.

               "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

               "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which MTS or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "Pledge Agreements" means (a) the Amended Pledge Agreement substantially in the form of Exhibit D hereto among MTS, the applicable Subsidiaries and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof and (b) in connection with the pledge of any equity interests in any Non-US Subsidiary, any other pledge agreement that the Collateral Agent shall deem necessary or advisable to create Liens on such equity interests to secure the Obligations or any of them.

               "Prepayment Event" means:

               (a) any sale, transfer or other disposition of any property or asset of the Parent, MTS or any Subsidiary, other than (i) sales of inventory in the ordinary course of business, (ii) sales or transfers among MTS and the Subsidiaries in the ordinary course of business and
        (iii) any sale or series of related sales resulting in net proceeds not greater than US$100,000;

               (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent, MTS or any Subsidiary;

               (c) any other receipt of insurance proceeds by the Parent, MTS or any Subsidiary, and any monetization of the cash surrender value of any life insurance policy owned or held by or benefitting the Parent, MTS or any Subsidiary, whether through the termination of such policy or any borrowing against such cash surrender value or by any other means;

               (d) the issuance by the Parent, MTS or any Subsidiary of any capital stock or other equity interests, other than any such issuance of equity interests to MTS or any Subsidiary; or

               (e) the incurrence by the Parent, MTS or any Subsidiary of any Indebtedness, other than Indebtedness referred to in clauses (a) through
        (h) and (j) of Section 6.01.

               "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

               "Progress Report" means, for any month, a report setting forth, at a minimum, (a) the results of operations of MTS and the Subsidiaries on a consolidated basis for such month, and comparing such results to the projections for such month contained in the Business Plan, (b) the status of progress on the operational initiatives of MTS and its Subsidiaries and (c) the status of progress on strategic alternatives described in Section 5.13.

               "Register" has the meaning set forth in Section 9.04.

               "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

               "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 662/3% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (with Yen amounts being converted into US Dollar amounts for this purpose at the Exchange Rate for Yen at such time).

               "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of MTS or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such shares of capital stock of MTS or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of MTS or any Subsidiary.

               "Restructuring Plan" means MTS management's plan of cost savings and working capital projects and other initiatives as initially delivered to the Lenders in January and February 2001, and the modification to such plan delivered to the Lenders in April 2001.

               "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of its Facility A Exposure and its Facility B Exposure.

               "Secured Parties" has the meaning assigned to such term in the Security Documents.

               "Security Agreements" means (a) the US Security Agreement, (b) the Japanese Security Agreement, (c) the UK Security Agreement, (d) the Irish Security Agreement and (e) in connection with the creation of security interests in Collateral in any country other than the United States, Japan and the United Kingdom, any other security agreement that the Collateral Agent shall deem necessary or advisable.

               "Security Documents" means the Security Agreements, the Pledge Agreements, the Mortgages, the Indemnity, Subrogation and Contribution Agreement and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 4.01(f),(g), (i) or (j) or 5.09.

               "Senior Subordinated Debt" means the senior subordinated notes issued by MTS on April 23, 1998, in the aggregate principal amount of US$110,000,000 and the Indebtedness represented thereby.

               "Senior Subordinated Debt Documents" means the indenture under which the Senior Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Debt or providing for any Guarantee or other right in respect thereof.

               "Statutory Reserve Rate" means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or in which any subject Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall, in the case of US Dollars, include those imposed pursuant to Regulation D (and for purposes of Regulation D, Eurocurrency Loans shall be deemed to constitute "Eurocurrency Liabilities"). Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

               "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

               "Subsidiary" means any subsidiary of MTS.

               "Subsidiary Loan Party" means any Subsidiary that is a party to the Guarantee Agreement or any Security Document.

               "Tangible Net Worth" means, as of any date, Total Assets minus Total Liabilities; provided, however, that there shall be excluded from Total Assets the following: (a) all assets which would be classified as intangible assets in accordance with GAAP, including goodwill, organizational expense, research and development expense, patent applications, patents, trademarks, trade names, brands, copyrights, trade secrets, customer lists, licenses, franchises, covenants not to compete and any such other intangible assets related to minority interests; (b) all unamortized debt discount and expense; and (c) all treasury stock.

               "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

               "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

               "TIBO Rate" means, with respect to any Eurocurrency Borrowing denominated in Yen for any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) for deposits for a maturity most nearly comparable to such Interest Period in Yen appearing on Reuters Screen Page TIBM for the average of five banks (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Japanese Agent from time to time for purposes of providing quotations of interest rates in the Tokyo interbank market) at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the "TIBO Rate" with respect to such Eurocurrency Borrowing denominated in Yen for such Interest Period shall be the rate at which deposits for a maturity most nearly comparable to such Interest Period in Yen are offered by the principal Tokyo office of the Japanese Agent in immediately available funds in the Tokyo interbank market at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period.

               "Total Assets" means, as of any date of determination, the total assets of MTS and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

               "Total Liabilities" means, as of any date, the total liabilities of MTS and the Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding from liabilities (a) an amount equal to those adjustments arising from cumulative straight line adjustments under Financial Accounting Standards Board No. 13 and non-cash translation adjustments made to the equity section of MTS's balance sheet and (b) minority interests, to the extent classified as liabilities under GAAP).

               "Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, the creation of the Liens purported to be created by the Security Documents and the transactions contemplated by Section 5.13.

               "TRKK" means Tower Records Kabushiki Kaisha, a Japanese corporation.

               "TRKK Loan" means intercompany loans made by MTS to TRKK in an aggregate principal amount not exceeding US$33,300,000.

               "Trusts" means The Michael Solomon 1994 Trust, an irrevocable trust organized under the laws of the state of California, The David Solomon 1994 Trust, an irrevocable trust organized under the laws of the state of California, which trusts are collectively known as the Russell M. and Doris E. Solomon 1994 Children's Trust, The Andrew C. Solomon Trust, an irrevocable trust organized under the laws of the state of California, and The Aaron O. Solomon Trust, an irrevocable trust organized under the laws of the state of California.

               "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the TIBO Rate or the Yen Base Rate.

               "UK Security Agreement" means the Amended Security Agreement substantially in the form of Exhibit E-3 hereto between MTS, TR Services, Incorporated and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "US Dollars" or "US$" refers to lawful money of the United States of America.

               "US Dollar Equivalent" means, as to any amount denominated in Yen, the equivalent thereof in US Dollars determined by the Administrative Agent using the Exchange Rate at the time in effect.

               "US Security Agreement" means the Amended Security Agreement substantially in the form of Exhibit E-1 hereto among MTS and the Subsidiaries (other than TRKK and its subsidiaries and any other Non-US Subsidiaries) and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

               "US Subsidiary" means any Subsidiary that is organized under the laws of the United States or any state or other political subdivision, territory or possession thereof.

               "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

               "Yen" or "Yen" refers to lawful money of Japan.

               "Yen Base Rate" means the rate of interest per annum publicly announced from time to time by the Japanese Agent as its prime rate in effect at its principal office in Tokyo; each change in the Yen Base Rate shall be effective from and including the date such change is publicly announced as being effective.

               SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a "Eurocurrency Loan" or a "Eurocurrency Borrowing").

               SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to the "date hereof" or the "date of this Agreement" shall be construed as referring to April 27, 2001; provided that all interest, fees and other obligations of the Borrowers accrued under the Existing Credit Agreement but not paid shall continue to be obligations of the Borrowers under this Agreement, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights,
(g) unless otherwise specified herein, any reference to a statute or regulation shall be construed to include such statute or regulation as it may be amended or superseded and (h) any reference herein to a report, statement, review, analysis, discussion or other communication expressly required under the terms of this Agreement to be furnished by or on behalf of any Loan Party or any advisor shall, unless otherwise specified, be deemed to refer to a report, statement, review, analysis, discussion or communication in writing. For purposes of Articles V and VI and Section 7.01, all amounts expressed in US Dollars shall be deemed to refer to US Dollars and/or equivalent amounts in other currencies, determined (A) in the case of any amount appearing on the financial statements delivered pursuant to Section 5.01, on the basis of the exchange rates used in preparing such financial statements and (B) in the case of any other amount, on the basis of the applicable exchange rate in effect at the time such amount is required to be determined.

               SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof.


                                   ARTICLE II

                                   The Credits

               SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Facility A Lender agrees to make Loans in US Dollars from time to time during the Availability Period to MTS in an aggregate principal amount that will not result in (i) such Lender's Facility A Exposure exceeding such Lender's Facility A Commitment or (ii) the sum of the total Facility A Exposures exceeding the total Facility A Commitments.

               (b) Subject to the terms and conditions set forth herein, each Facility B Lender agrees to make Loans from time to time during the Availability Period to TRKK in Yen, in an aggregate principal amount that will not result in such Lender's Facility B Exposure exceeding such Lender's Facility B Commitment or the sum of the total Facility B Exposures exceeding the total Facility B Commitments.

               (c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

               (d) In the event that any Facility B Lenders have not made Loans under the Existing Credit Agreement to repay Facility B Swingline Loans (as defined under the Existing Credit Agreement) outstanding on the Effective Date, such Facility B Lenders will make Loans under Facility B in an amount equal to such outstanding Facility B Swingline Loans, the proceeds of which shall be applied to repay the Facility B Swingline Loans. The application of such proceeds shall be deemed to satisfy the obligations of such Facility B Lenders under Sections 2.05B(c) and 9.03(c) of the Existing Credit Agreement, which obligations shall continue in effect until such time as the Facility B Swingline Loans have been paid in full.

               SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Facility A or Facility B Commitments, as the case may be. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

               (b) Subject to Section 2.12, (i) each Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as MTS may request in accordance herewith, and (ii) each Borrowing denominated in Yen shall be comprised entirely of Yen Base Rate Loans or Eurocurrency Loans as TRKK may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or a Lending Affiliate to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (y) any such branch or Lending Affiliate of a Facility B Lender shall be a resident of (or have its applicable lending office in), and will book its Facility B Loans in, a jurisdiction such that under applicable law on the date hereof no interest withholding tax will be payable on Facility B Borrowings from such branch or Lending Affiliate if payments thereunder are made by TRKK from a location in Japan.

               (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$5,000,000 (for such Borrowing denominated in US Dollars) or an integral multiple of Yen10,000,000 and not less than Yen500,000,000 (for such Borrowing denominated in Yen). At the time that each ABR Borrowing or Yen Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$1,000,000 (for such Borrowing denominated in US Dollars) or an integral multiple of Yen10,000,000 and not less than Yen100,000,000 (for such Borrowing denominated in Yen); provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Facility A Commitments if such balance is less then US$1,000,000 and a Yen Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Facility B Commitments if such balance is less then Yen100,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurocurrency Borrowings outstanding under each of Facility A and Facility B.

               (d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

               SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Facility A Eurocurrency Borrowing, not later than 1:30 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Facility B Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (c) in the case of an ABR Borrowing, not later than 1:30 p.m., Local Time, one Business Day before the date of the proposed Borrowing and (d) in the case of a Yen Base Rate Borrowing, not later than 11:00 a.m., Local Time, two Business Days before the date of the proposed Borrowing; provided that the initial Borrowing under Facility B may be requested at such time, not later than one Business Day prior to such Borrowing, as the Applicable Borrower and the Applicable Agent may agree upon (and such request, if the Applicable Agent shall so agree, may be submitted prior to the Effective Date). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the Applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

               (i) the aggregate amount of the requested Borrowing;

               (ii) the date of such Borrowing, which shall be a Business Day;

               (iii) if such Borrowing is a Facility A Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and if such Borrowing is a Facility B Borrowing, whether such Borrowing is to be a Yen Base Rate Borrowing or a Eurocurrency Borrowing; and

               (iv) the location and number of the Applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of a Facility A Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no election as to the Type of a Facility B Borrowing is specified, then the requested Borrowing shall be a Yen Base Rate Borrowing. If no Interest Period is specified with respect to any Eurocurrency Borrowing requested or deemed to have been requested, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Facility A or Facility B Lender, as the case may be, of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

               SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (a) in the case of a Facility A Borrowing, not later than 1:30 p.m., Local Time, and (b) in the case of a Facility B Borrowing, not later than 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower maintained with the Applicable Agent and designated by the Applicable Borrower in the applicable Borrowing Request.

               (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon (the Applicable Agent hereby agreeing that it will first make such demand on the applicable Lender), for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (in the case of Borrowings denominated in US Dollars) and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans (in the case of Borrowings denominated in US Dollars) or the Yen Base Rate plus 2.5% per annum (in the case of Borrowings denominated in Yen). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

               SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Each Eurocurrency Borrowing shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Applicable Borrower may elect to convert any Borrowing to a Borrowing of a different permitted Type or to continue any Borrowing, all as provided in this Section. The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

               (b) To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Applicable Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Applicable Borrower.

               (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

               (iii) in the case of a Facility A Borrowing, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and in the case of a Facility B Borrowing, whether the resulting Borrowing is to be a Yen Base Rate Borrowing or a Eurocurrency Borrowing.

               (d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

               (e) If the Applicable Borrower fails to either to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or to notify the Applicable Agent that it will repay such Borrowing at the end of the interest Period applicable thereto, in either case prior to the third Business Day before the end of such Interest Period, then at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Applicable Borrower or Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and each Eurocurrency Borrowing denominated in Yen shall be converted to a Yen Base Rate Borrowing at the end of the Interest Period applicable thereto.

               SECTION 2.06. Optional Termination and Reduction of Commitments.
(a) The Borrowers may at any time terminate, or from time to time reduce, the Facility A and Facility B Commitments, pro rata as between Facility A and Facility B; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$100,000 (including the US Dollar Equivalent of the relevant Yen denominated amount with respect to Facility B) and not less than US$5,000,000 (including the US Dollar Equivalent of the relevant Yen denominated amount with respect to Facility B) and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08 and 2.09, (x) the sum of the Facility A Exposures would exceed the total Facility A Commitments or (y) the sum of the Facility B Exposures would exceed the total Facility B Commitments.

               (b) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Facility A and Facility B Commitments under paragraph (a) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Facility A or Facility B Commitments shall be made ratably among the Facility A and Facility B Lenders respectively in accordance with their respective Commitments.

               SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each applicable Lender the then unpaid principal amount of each Loan on the Maturity Date.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

               (c) The Applicable Agents shall maintain accounts in which they shall record (i) in the case of the Administrative Agent, the amount of each Loan made to MTS, and in the case of the Japanese Agent, the amount of each Loan made to TRKK, (ii) the Type of each such Loan and the Interest Period applicable thereto, (iii) the amount and currency of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Lender hereunder and (iv) the amount of any sum received by such Agent hereunder for the account of the Lenders and each Lender's share thereof.

               (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Applicable Agents to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

               (e) Any Lender may request that all Loans made by it to any Borrower be evidenced by a single promissory note. In such event, the Applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

               SECTION 2.08. Optional Prepayment of Loans. (a) The Applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

               (b) The Applicable Borrower shall notify the Applicable Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than (a) in the case of a Facility A Eurocurrency Borrowing, not later than 1:30 p.m., Local Time, three Business Days before the date of prepayment, (b) in the case of a Facility B Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (c) in the case of an ABR Borrowing, not later than 1:30 p.m., Local Time, one Business Day before the date of prepayment, and (d) in the case of a Yen Base Rate Borrowing, not later than 11:00 a.m., Local Time, two Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

               SECTION 2.09. Mandatory Commitment Reductions and Prepayments.
(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

               (b) The Commitments will be automatically reduced, pro rata as between Facility A and Facility B (based on the respective aggregate amounts of the Facility A Commitments and the Facility B Commitments and on Exchange Rates prevailing on the dates of such Commitment reductions), (i) on July 31, 2001, by US$15,000,000, and (ii) on October 1, 2001, by an additional US$15,000,000, in each case in addition to any reductions made pursuant to paragraph (d) below (other than any such reductions resulting from the receipt of net cash proceeds from the monetization of the cash surrender value of life insurance maintained by the Parent, MTS or any Subsidiary, which shall be credited against the reductions required to be made under this paragraph), and the Facility A Borrowings and Facility B Borrowings will be prepaid to the extent required under paragraph (c) below after giving effect to such reductions. On or before December 31, 2001, the aggregate Commitments shall be reduced to an amount not greater than US$100,000,000.

               (c) If on any date the total Facility A Exposures shall be greater than the total Facility A Commitments, the Administrative Agent shall so notify MTS and MTS shall prepay Loans on such date in such amounts as shall be necessary to eliminate such excess. If on any date the total Facility B Exposures shall be greater than the total Facility B Commitments, the Administrative Agent shall so notify the Borrowers' Agent and TRKK shall prepay Loans on such date in such amounts as shall be necessary to eliminate such excess.

               (d) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Parent, MTS or any Subsidiary in respect of any Prepayment Event, the Commitments shall automatically be reduced, pro rata as between Facility A and Facility B (based on the respective aggregate amounts of the Facility A Commitments and the Facility B Commitments and on Exchange Rates prevailing on the dates of such Commitment reductions), by an amount equal to such Net Cash

Proceeds and the Loans will be prepaid in an amount equal to such Net Cash Proceeds, pro rata as between Facility A and Facility B based on the respective aggregate amounts of the Loans outstanding under Facility A and Facility B. Notwithstanding the foregoing provisions of this paragraph, if the Administrative Agent, with the consent of each Lender, shall so notify the Borrowers' Agent, the Net Cash Proceeds of any Prepayment Event will be applied as between Facility A and Facility B in such other manner as the Lenders shall direct with a view to minimizing withholding taxes referred to in clause (iv) of the definition of "Net Cash Proceeds".

               (e) All prepayments under this Section 2.09 shall be subject to
Section 2.14, but shall otherwise be without premium or penalty.

               SECTION 2.10. Fees. (a) MTS agrees to pay and/or cause TRKK to pay for the account of each applicable Lender a commitment fee of 0.50% per annum on the amount of such Lender's unused Commitments under the Credit Facilities. Commitment fees shall be computed on the basis of a year of 360 days and shall accrue on the daily amount of the unused Commitment under the Credit Facilities of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of each month of each year and on the date on which the Commitments terminate in US Dollars with respect to Facility A Commitments and in Yen with respect to Facility B Commitments. Payments of commitment fees by MTS will be made to the Administrative Agent and payments of commitment fees by TRKK will be made to the Japanese Agent.

               (b) MTS agrees to pay, and/or cause TRKK to pay, for the account of each Lender an extension fee of 0.75% on the amount of such Lender's aggregate Commitments under the Facilities on the Effective Date. Payments of extension fees in respect of the Facilities will be made in US Dollars to the Administrative Agent.

               (c) MTS agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between MTS and the Administrative Agent.

               (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent for distribution (in the case of extension fees, commitment fees and participation fees) to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

               SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus 2.50% per annum.

               (b) The Loans comprising each Yen Base Rate Borrowing shall bear interest at the Yen Base Rate plus 2.50% per annum.

               (c) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) (x) in the case of a Eurocurrency Loan denominated in US Dollars, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 3.50% per annum and (y) in the case of a Eurocurrency Loan denominated in Yen, at the TIBO Rate for the Interest Period in effect for such Borrowing plus 3.50% per annum.

               (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in US Dollars, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount payable in Yen, 2% per annum plus the rate applicable to Yen Base Rate Loans as provided in paragraph (b) of this Section.

               (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Facility A or Facility B Loans, upon termination of the Facility A or Facility B Commitments, respectively; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest that accrues under a Loan shall be payable in the currency of such Loan.

               (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest computed by reference to the Yen Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, Yen Base Rate and TIBO

Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

               (g) The Administrative Agent will furnish to the Applicable Borrower an invoice setting forth the amount of interest to become due on each Interest Payment Date.

               SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

               (a) the Administrative Agent determines or is advised by the Applicable Agent (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the TIBO Rate, as applicable, for such Interest Period; or

               (b) the Administrative Agent is advised by the Lenders holding Commitments that represent at least 66-2/3% of the total Facility A or Facility B Commitments, as the case may be, that the Adjusted LIBO Rate or the TIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers' Agent and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (A) any such Facility A Borrowing that is requested to be continued shall be converted on the last day of the then current Interest Period applicable thereto to an ABR Borrowing, and (B) any such Facility B Borrowing that is requested to be continued shall be converted on the last day of the then current Interest Period applicable thereto to a Yen Base Rate Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, then (A) in the case of a Facility A Borrowing, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Facility B Borrowing, such Borrowing Request shall be made as a Yen Base Rate Borrowing.

               SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement, Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then MTS will pay to such Lender, without duplication, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

               (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time MTS will pay to such Lender, without duplication, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

               (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Applicable Borrower and shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Such amount shall be payable in the currency in which the corresponding Loan is denominated.

               (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

               (e) Notwithstanding the foregoing provisions of this Section, in determining the amount of any compensation to which it is entitled under this Section, a Lender shall exclude the effects of any Change in Law regarding capital requirements to the extent such Change in Law is applicable to such Lender as a result of a material deterioration in the creditworthiness of such Lender after the date of this Agreement.

               SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Applicable Borrower pursuant to Section 2.17, or any deemed assignment of any such Loan pursuant to Section 7.02, then, in any such event, the Applicable Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall (except in the case of a deemed assignment of any such Loan pursuant to Section 7.02) be deemed to equal an amount determined by such Lender to be the excess, if any, of
(i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the TIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over
(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar or Yen deposits, as the case may be, of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Applicable Borrower and shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof in the currency in which the corresponding Loan is denominated.

               SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicable Borrower shall make such deductions and (iii) the Applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Facility B Lender will make any Loans from a lending office that is able under laws, regulations and treaties in effect on the date hereof to receive payments of interest from borrowers in Japan free of Japanese withholding tax.

               (b) In addition, but without duplication, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c) Each Borrower shall indemnify the Applicable Agents and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Applicable Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of each such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender, or by an Applicable Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

               (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

               (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower

(with a copy to the Applicable Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Applicable Borrower or the Applicable Agent as will permit such payments to be made without withholding or at a reduced rate.

               SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise), prior to (i) in the case of a Facility A Borrowing, 1:30 p.m., Local Time, and (ii) in the case of a Facility B Borrowing, 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to (i) the Administrative Agent at its offices at 270 Park Avenue, New York, New York or
(ii) the Japanese Agent at its offices at Akasaka Park Building, 9th Floor, 2-20 Akasaka 5-chome, Minato-ku, Tokyo 107, Japan, as the case may be. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder for which no currency has been specified shall be made in US Dollars.

               (b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

               (c) If any Facility A or Facility B Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its applicable Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its applicable Loans and accrued interest thereon than the proportion received by any other Facility A or Facility B Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Facility A or Facility B Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective applicable Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Applicable Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

               (d) Unless the Applicable Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders hereunder that the Applicable Borrower will not make such payment, the Applicable Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of (i) the Federal Funds Effective Rate (in the case of payments to be made in US Dollars) and (ii) a rate determined by the Applicable Agent to reflect such Applicable Agent's cost of funds for overnight borrowings in Yen (in the case of payments to be made in Yen) and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

               (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

               SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers' Agent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

               (b) If any Lender requests compensation under Section 2.13, or if the Applicable Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then MTS may, at no expense to any such Lender (other than a Lender that has defaulted in its obligation to fund Loans), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) MTS shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling MTS to require such assignment and delegation cease to apply.

                                   ARTICLE III

                         Representations and Warranties

               Each Borrower represents and warrants to the Lenders that:

               SECTION 3.01. Organization; Powers. Each of the Parent, the Borrowers and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

               SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate or other powers and have been and will be duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

               SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrowers or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or material agreement or other instrument binding upon the Borrowers or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrowers or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any of the Subsidiaries (other than those created under the Loan Documents).

               SECTION 3.04. Financial Condition; No Material Adverse Change.
(a) (i) The audited consolidated balance sheet of MTS and the Subsidiaries as at July 31, 2000, and the related consolidated statements of income, shareholders, equity and cash flows for the fiscal year then ended, (ii) the unaudited consolidated balance sheet of MTS and the Subsidiaries as at January 31, 2001, and the related consolidated statements of income, shareholders, equity and cash flows for the portion of the fiscal year then ended, and (iii) monthly consolidated balance sheets and statements of income and cash flows of MTS and the Subsidiaries for each month commencing with November 2000 and ending with February 2001, all as heretofore delivered to the Lenders, are complete and correct and fairly present the financial condition of MTS and the Subsidiaries as at such dates and the results of operations of MTS and the Subsidiaries for the periods covered by such statements, in each case on a consolidated basis in accordance with GAAP consistently applied, subject, in the case of the financial statements delivered pursuant to clauses (ii) and (iii) above, to normal year-end adjustments and the absence of footnotes.

               (b) Since July 31, 2000, there has been no material adverse change, and no event that could reasonably be expected to result in a material adverse change, in the business, assets, operations or condition, financial or otherwise, of MTS and the Subsidiaries, taken as a whole.

               SECTION 3.05. Properties. (a) Each of MTS and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

               (b) Each of MTS and the Subsidiaries (i) owns all "Tower", "Tower Records", "Tower Books", "Tower Video" and related trademarks and tradenames, including those listed on Schedule 11A to the Perfection Certificate, and (ii) owns, or is licensed or otherwise has rights to use, all other trademarks and tradenames, copyrights, patents and other intellectual property, in each case material to its business, and the use thereof by MTS and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

               SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting MTS or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

               (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither MTS nor any of the Subsidiaries (i) to the best of its knowledge, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the best of its knowledge, has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

               (c) Since the date of April 23, 1998, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

               SECTION 3.07. Compliance with Laws and Agreements; Margin Regulations. (a) Each of MTS and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

               (b) The Borrowers have not, and are not presently, engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulations U of the Board). No part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               SECTION 3.08. Investment and Holding Company Status. Neither MTS nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

               SECTION 3.09. Taxes. Each of MTS and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being, or promptly will be, contested in good faith by appropriate proceedings and for which MTS or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

               SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of all such underfunded Plans.

               SECTION 3.11. Disclosure. None of the Restructuring Plan, the Business Plan and any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent, the Japanese Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains or, when furnished (as modified or supplemented by other information so furnished), will contain any material misstatement of fact or omits or, when furnished (as modified or supplemented by other information so furnished), will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, to the extent such information was based upon or constitutes projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, after due inquiry.

               SECTION 3.12. Security Documents. (a) The Pledge Agreements are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral covered by the Pledge Agreements and, when the certificates and other instruments referred to in Section 4.01(f) have been delivered to the Collateral Agent, the Pledge Agreements shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the pledgors thereunder in such Collateral securing the Obligations, in each case prior and superior in right to any other person.

               (b) The Security Agreements are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral covered by the Security Agreements and, when financing statements in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate, the Security Agreements shall constitute a fully perfected first priority Liens on, and security interests in, all right, title and interest of the Grantors thereunder in such Collateral securing the Obligations (except as and to the extent permitted by the proviso in the definition of "Collateral Requirement"), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 and the Security Agreements and, in the case of the UK Security Agreement and the Irish Security Agreement, other than those Persons mandatorily preferred by law applying to companies generally in England and Scotland and Ireland, respectively.

               (c) The trademarks, tradenames and other intellectual property in which security interests have been granted under the Security Agreements constitute all the trademarks, tradenames and other intellectual property used in the business of MTS and the Subsidiaries, and all such trademarks, tradenames and other intellectual property are owned by the Persons indicated in the Perfection Certificate.

               (d) The Mortgages will, when executed and delivered, be effective to create in favor of the Collateral Agent, legal, valid and enforceable Liens on all right, title and interest of the grantors thereunder in and to the Mortgaged Properties and the proceeds thereof, and when the Mortgages are filed in the appropriate offices in the jurisdictions in which the mortgaged Properties are located, the Mortgages will constitute perfected first priority Liens on and security interests in all right, title and interest of such grantors in and to the Mortgaged Properties and the proceeds thereof, subject only to Liens existing on the date hereof and expressly permitted by Section
6.02 (subject, in the case of the Designated Mortgaged Properties, to the qualifications set forth in the parenthetical in clause (c) of the definition of "Collateral Requirement").

               SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth the name of, and the ownership interest of MTS and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

                                   ARTICLE IV

                                   Conditions

               SECTION 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

               (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

               (b) The Administrative Agent shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of each of (i) Wilson, Sonsini, Goodrich & Rosati, US counsel to the Borrowers, substantially in the form of Exhibit B-1, (ii) Paul Leach & Company, Solicitors, English counsel to the Borrowers, substantially in the form of Exhibit B-2, (iii) Haruki, Sawai & Inoue, Japanese counsel to the Borrowers, substantially in the form of Exhibit B-3, (iv) McCann Fitzgerald, Irish counsel to the Lenders, substantially in the form of Exhibit B-4, and (v) Maclay Murray & Spens, Scottish counsel to the Lenders, substantially in the form of Exhibit B-5, in each case covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

               (c) The Administrative Agent shall have received such documents and certificates as the Agents or their respective counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Agents and their respective counsel.

               (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of MTS, confirming compliance with the conditions set forth in paragraph (j) of this Section 4.01 and paragraphs (a) and
        (b) of Section 4.02.

               (e) The Administrative Agent shall have received all interest, fees and other amounts accrued for the accounts of the Lenders or the Administrative Agent under the Existing Credit Agreement to the Effective Date, whether or not then due under the terms of the Existing Credit Agreement, and, to the extent invoiced, reimbursement or payment of all expenses, indemnities and other amounts required to be reimbursed or paid by either Borrower under the Existing Credit Agreement or this Agreement. The Administrative Agent shall have received the extension fee referred to in Section 2.10(b).

               (f) The Administrative Agent shall have received counterparts of the Pledge Agreements signed on behalf of the Borrowers and Subsidiaries party thereto, together with stock certificates or other instruments (if any) representing all the shares of capital stock or other equity interests pledged thereunder and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and other equity interests.

               (g) The Administrative Agent shall have received counterparts of the Security Agreements signed on behalf of the applicable Borrowers and Subsidiaries, together with:

                      (i) all documents and instruments, including Uniform
               Commercial Code financing statements, required by law or reasonably requested by the Agents to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements; and

                      (ii) a completed Perfection Certificate dated the
               Effective Date and signed by an executive officer or a Financial Officer of the Borrowers' Agent, together with all attachments contemplated thereby.

               (h) The Administrative Agent shall have received counterparts of the Guarantee Agreement signed on behalf of the Parent, MTS and each Subsidiary.

               (i) The Administrative Agent shall have received counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of the Parent and each Subsidiary.

               (j) The Collateral Requirement (giving effect to the parenthetical in clause (c) thereof) and the Guarantee Requirement shall have been satisfied. The Administrative Agent shall have completed, and the Administrative Agent and the Lenders shall be satisfied with, the results of an audit of the Collateral, all records related thereto and the premises upon which any of the Collateral is located.

               (k) MTS shall have selected and retained, and the Lenders shall be satisfied with the terms and scope of the engagement of, FTI/PM to serve as advisor to MTS.

               (l) MTS shall have retained a Chief Restructuring Officer satisfactory to the Lenders (it being agreed that David Hawthorne, Robert Manzo and Mark Rohman of FTI/PM, if employed to perform the functions of the Chief Restructuring Officer, will be satisfactory to the Lenders), and the Lenders shall be satisfied with the terms and scope of the engagement of such Chief Restructuring Officer.

               (m) The Administrative Agent and the Lenders shall be satisfied with the cash management arrangements of the Borrowers, provided that the Borrowers promptly comply with Section 5.11.

               (n) The Lenders shall have received the financial statements referred to in Section 3.04.

The Administrative Agent shall notify the Borrowers' Agent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

               SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

               (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent they expressly relate to an earlier date.

               (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                    ARTICLE V

                              Affirmative Covenants

               Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

               SECTION 5.01. Financial Statements and Other Information. The Borrowers' Agent will furnish to the Administrative Agent and each Lender:

               (a) within 90 days after the end of each fiscal year of MTS, the consolidated balance sheet of MTS and the Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders equity and cash flows of MTS and the Subsidiaries for such fiscal year, prepared on a consolidated basis in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report thereon of a firm of independent certified public accountants of recognized national standing (which report shall not be qualified with respect to the scope of the audit undertaken by such firm or in any other material respect except that a going concern qualification may be made relating solely to the Maturity Date of the Credit Facilities);

               (b) within 120 days after the end of each fiscal year of TRKK, the consolidated balance sheet of TRKK and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders equity and cash flows of TRKK and its Subsidiaries for such fiscal year, prepared on a consolidated basis in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by an report thereon of a firm of independent certified public accountants of recognized national standing (which report shall not be qualified with respect to the scope of the audit undertaken by such firm or in any other material respect, except that a going concern qualification may be made relating solely to the Maturity Date of the Credit Facilities);

               (c) within 45 days after the end of each quarter of each fiscal year of MTS, a consolidated balance sheet of MTS and the Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders equity and cash flows of MTS and the Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared on a consolidated basis in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding periods in the preceding fiscal year, together with a certificate of a Financial Officer of the Borrowers' Agent stating that such financial statements fairly present the financial condition of MTS and the Subsidiaries as at such date and the results of operations of MTS and its Subsidiaries for the period ended on such date and have been prepared on a consolidated basis in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of footnotes;

               (d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, or (f) below, a certificate of a Financial Officer of the Borrowers' Agent (i) certifying as to whether a Default has occurred and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.07, 6.12, 6.13 and 6.14;

               (e) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any uncured Default with respect to any financial or numerical covenant in Article VI (which certificate may be limited to the extent required by generally accepted accounting rules or guidelines);

               (f) within thirty days after the end of each month, (i) consolidated balance sheets of MTS and the Subsidiaries as of the end of such month, and the related consolidating statements of income and consolidated shareholders equity and cash flows of MTS and the Subsidiaries for such month and the portion of the fiscal year through the end of such month, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding periods in the Business Plan and including narrative discussions and quantitative analyses thereof, all reviewed and analyzed by the Chief Restructuring Officer and FTI/PM, and
        (ii) projections setting forth the anticipated Indebtedness, Inventory, Accounts Receivable, capital expenditures and property, plant and equipment of MTS and TRKK and their respective Subsidiaries for each of the six succeeding months, all reviewed and analyzed by the Chief Restructuring Officer and FTI/PM and accompanied by a statement of a Financial Officer that such projections are based on assumptions believed by MTS to be reasonable;

               (g) within thirty days after the end of each month, (i) a Progress Report, reviewed and analyzed by the Chief Restructuring Officer and FTI/PM, and (ii) projections of the Inventory, Accounts Receivable, capital expenditures, property, plant and equipment and Indebtedness of MTS and TRKK and their respective subsidiaries for the period of six months following such month, all reviewed and analyzed by the Chief Restructuring Officer and FTI/PM and accompanied by a statement of a Financial Officer that such projections are based on assumptions believed by MTS to be reasonable;

               (h) within three Business Days after the end of each week, commencing with the last week in May 2001, rolling 13-week cash flow forecasts of MTS and TRKK and their respective subsidiaries, all reviewed and analyzed by the Chief Restructuring Officer and FTI/PM;

               (i) within thirty days after the end of each month, a borrowing base certificate substantially in the form of Exhibit H hereto for such month;

               (j) concurrently with any delivery of financial statements under paragraph (c) above for a fiscal quarter ended on July 31 or January 31, an updated Business Plan in form and detail satisfactory to the Administrative Agent;

               (k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by MTS or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

               (l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of MTS or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

               SECTION 5.02. Notices of Material Events. The Borrowers' Agent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

               (a) the occurrence of any Default;

               (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental

        Authority against or affecting MTS or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

               (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of MTS and the Subsidiaries in an aggregate amount exceeding US$3,000,000;

               (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

               (e) the occurrence of any Prepayment Event; and

               (f) the formation or acquisition of any Subsidiary.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or another executive officer of the Borrowers' Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

               SECTION 5.03. Existence; Conduct of Business. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under
Section 6.04.

               SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, pay its obligations, including Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the applicable Borrower or Subsidiary or the Parent, as the case may be, has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or the equivalent of GAAP in the applicable country).

               SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

               SECTION 5.06. Books and Records; Inspection Rights. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice from the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, independent accountants and advisors, including the Chief Restructuring Officer, FTI/PM and investment banking firms. The Collateral Agent shall audit, at such times as Lenders having Revolving Credit Exposures and unused Commitments representing at least 66-2/3% of the aggregate Revolving Credit Exposures and unused Commitments at such time (with Yen amounts being converted into U.S. Dollar amounts for this purpose at the Exchange Rate for Yen at such time) shall reasonably request, and at the expense of the Borrowers, the Collateral, all records related thereto and the premises upon which any of the Collateral is located.

               SECTION 5.07. Compliance with Laws. Each Borrower will, and will cause the Parent and each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

               SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including the financing of working capital requirements. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

               SECTION 5.09. Lien Searches; Guarantee Requirement; Collateral Requirement; Further Assurances. (a) Within 30 days after the Effective Date, MTS will deliver to the Collateral Agent the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions in which filings have been made to perfect the security interests created by the Security Documents and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 and the Security Agreements or have been released.

               (b) The Borrowers will take and cause the Parent and the Subsidiaries to take all such actions as shall be necessary, or as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, to cause the Guarantee Requirement to be met at all times.

               (c) The Borrowers will take and cause the Subsidiaries to take all such actions as shall be necessary, or as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral Requirement to be met at all times. Without limiting the foregoing provisions of this paragraph, the Borrower or Subsidiary owning each Mortgaged Property shall execute and deliver to the Collateral Agent, not later than the 10th Business Day after the date of this Agreement, a Mortgage, in form suitable for recordation, with respect to such Mortgaged Property, together with any filing fee required to be paid at the time such Mortgage is recorded. Prior to the filing of a Mortgage, the Borrowers shall furnish the form thereof to any Lender that so requests. In the case of the Designated Mortgaged Properties, the Borrowers will make prompt diligent efforts to obtain any consent required under the terms of the existing first mortgage or ground lease, as the case may be, in respect of such property for such Mortgage to be placed on such property.

               (d) The Borrowers will, and will cause the Parent and each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to grant and perfect security interests securing the Obligations in any assets designated by the Administrative Agent or the Required Lenders that shall not already be subject to the Liens of the Security Documents. Such security interests and Liens shall be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this paragraph (d).

               (e) The Borrowers' Agent shall provide from time to time such evidence as the Collateral Agent or the Required Lenders shall reasonably request as to the perfection and priority status of each security interest created by the Security Documents.

               SECTION 5.10. Continued Engagement of FTI/PM. The Borrowers shall continue their engagement of FTI/PM, or another Person satisfactory to the Required Lenders, in each case upon such terms and scope as shall be satisfactory to the Required Lenders.

               SECTION 5.11. Cash Management Arrangements. (a) With respect to Cash Receipts (as defined below) derived from a retail store location within the United States or from account debtors located in, or making payments in or to, United States locations, the Borrowers shall, and shall cause each of the Subsidiaries to, implement, maintain and comply with the following cash management procedures:

               (i) there shall be deposited into a Cash Sweep Account or a Concentration Account (x) all over the counter payments received in cash (including payments by check) at any retail store location in respect of merchandise sales or other retail transactions, and (y) all payments received from credit card companies or banks or other financial institutions (whether directly or through Bank of America, N.A., as funding agent) or from other account debtors (the payments referred to in clauses (x) and (y) being referred to herein as "Cash Receipts");

               (ii) the Borrowers shall not, and shall not permit their Subsidiaries to, (x) establish any depositary account that does not constitute either a Cash Sweep Account or a Concentration Account, or
        (y) permit any Cash Receipts to be deposited into any account other than a Cash Sweep Account or a Concentration Account;

               (iii) If any Lender that maintains a Concentration Account shall cease to be a Lender under this Agreement, the Borrowers shall, within five Business Days after such Lender's ceasing to be a Lender, establish one or more Concentration Accounts into which the deposits of Cash Receipts shall be made in accordance with Section 5.11(a)(i); and

               (iv) Upon the establishment of each Cash Sweep Account and each Concentration Account, the Borrowers shall provide to the Administrative Agent a certificate, indicating the name, address and branch of the financial institution in which the applicable Cash Sweep Account or Concentration Account has been established, the name in which the account is held, and the account number thereof.

               (b) With respect to Cash Receipts derived from a retail store location outside the United States or from account debtors located outside, and making payments in or to locations outside, the United States, the Borrowers shall (i) at the request of the Collateral Agent or any Lender, provide the requesting party with such information regarding the cash management arrangements of MTS and its Subsidiaries outside the United States as may reasonably be requested and (ii) implement such changes or additional cash management arrangements as shall reasonably be requested by the Collateral Agent or the Required Lenders, consistent with local law and practice.

               SECTION 5.12. Chief Restructuring Officer. The Borrowers shall continue to employ Chief Restructuring Officer and cause it to report directly to the Board of Directors of MTS and (a) to work directly with MTS to implement the Restructuring Plan and be involved in all operational issues that may affect the implementation of the Business Plan; (b) to lead all merger, acquisition, divestiture and financing activities of MTS and the Subsidiaries, including acting as MTS's principal liaison with the investment bank referred to in
Section 5.13 and pursuing asset-based and other financings to reduce or replace the Credit Facilities; (c) to provide the Board of Directors of MTS with ongoing, periodic assessments of MTS's operations and financial performance, including progress towards achieving the Restructuring Plan; and (d) to be responsible, together with the Chief Financial Officer, for ongoing, routine communications with the Lenders, including meetings (in person or by telephone) not less frequently than monthly, and for the preparation, review and analysis of Progress Reports and monthly reports on MTS's performance, including comparisons to the corresponding periods in the Business Plan and the related narrative discussions and quantitative analyses thereof.

               Section 5.13. Post-Closing Undertakings. (a) MTS shall, as promptly as practicable, cause the cash surrender values of all life insurance policies owned by the Parent, MTS or any Subsidiary to be monetized through the termination of such insurance policies or borrowings against such cash surrender values, and shall apply the Net Cash Proceeds of such monetization as provided in Section 2.09(d). MTS shall cause any such insurance policies to remain in effect until such time as such insurance policies shall have been monetized as set forth in the preceding sentence.

               (b) Not later than May 23, 2001, MTS shall engage an investment banking firm satisfactory to the Lenders to (i) develop strategic alternatives, including potential sale of, or financing alternatives related to, the businesses, operations and/or assets of MTS and the Subsidiaries in Japan, the United States and the United Kingdom, (ii) make recommendations to the Board of Directors of MTS as to the most effective means of achieving a prompt refinancing or termination and repayment of the Credit Facilities and (iii) assist in implementing such recommendations following their approval by the Board of Directors. MTS shall cause such investment banking firm to present recommendations to MTS's Board of Directors as promptly as reasonably practicable and in any event by September 1, 2001.

               (c) Within 30 days following the date hereof, MTS shall have obtained and delivered to the Lenders a report, reviewed and analyzed by FTI/PM, of the foreign currency exchange exposure of MTS and the Subsidiaries, which report shall include a recommendation, satisfactory to the Lenders, by FTI/PM as to one or more foreign currency exchange rate strategies to be implemented by MTS and the Subsidiaries. Within 30 days following the date of delivery of such report and recommendation, MTS and the Subsidiaries shall implement, and thereafter shall maintain in effect, such foreign currency exchange rate strategies on such terms and with such parties as shall be satisfactory to the Required Lenders.

               (d) On or before October 1, 2001, MTS shall have obtained and delivered to the Lenders (i) firm commitments from independent financial institutions for financings that shall not require the creation of Liens on any Collateral located in the United States or the United Kingdom (other than any real property owned by MTS or any Subsidiary, located in the United States and listed on Schedule 10), or on any intellectual property or equity interests in Subsidiaries, and/or (ii) firm offers from financially responsible third parties for the purchase of all or a portion of the businesses, operations and/or assets of MTS and the Subsidiaries in Japan or of any equity interests in such businesses or operations, in the case of each such financing or purchase on terms that shall be satisfactory to the Required Lenders, taking into account the amount of consideration to be received, the Lenders' collateral position, the Borrowers' ability to perform their obligations hereunder and such other matters as the Required Lenders shall determine to be relevant, and that shall, upon the completion of such financings and/or purchases, generate Net Cash Proceeds in an amount that will result in the reduction, in accordance with
Section 2.09, of the aggregate Commitments and the aggregate outstanding principal amount of Loans to no more than US$100,000,000. It is understood that such firm commitments and offers may contain usual and customary terms and conditions satisfactory to the Required Lenders.

               (e) On or before December 31, 2001, the Lenders shall have received the Net Cash Proceeds from the financings and/or purchases referred to in paragraph (c) above, and the aggregate Commitments and the aggregate outstanding principal amount of Loans shall be reduced pursuant to Section 2.09 as a result of such transactions to no more than US$100,000,000.

                                   ARTICLE VI

                               Negative Covenants

               Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

               SECTION 6.01. Indebtedness. The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

               (a) Indebtedness created under the Loan Documents;

               (b) Indebtedness existing on the date hereof and set forth in
        Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

               (c) Indebtedness (i) resulting from any loan or advance by a Loan Party to another Loan Party, (ii) resulting from any loan or advance by a Subsidiary that is not a Loan Party to a Loan Party and (iii) resulting from any loan or advance by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

               (d) Indebtedness of the Borrowers incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including purchase money liens, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this paragraph (d) shall not exceed US$7,500,000 at any time;

               (e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness (i) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) is without recourse to and is not Guaranteed by MTS or any other Subsidiary;

               (f) Indebtedness of any Borrower as an account party in respect of trade letters of credit;

               (g) in the case of MTS, the Senior Subordinated Debt;

               (h) Indebtedness deemed to arise under Hedging Agreements entered into to mitigate interest rate, exchange rate, commodity price or other risks incurred by MTS and the Subsidiaries in the ordinary course of business and not for speculative purposes;

               (i) Indebtedness of MTS and the Subsidiaries incurred pursuant to commitments made in compliance with Section 5.13; provided that the Net Cash Proceeds of such Indebtedness are applied to prepay Loans and to reduce the Commitments in accordance with Section 2.09(d); and

               (j) other unsecured Indebtedness of MTS in an aggregate principal amount at any time outstanding not exceeding US$10,000,000.

               SECTION 6.02. Liens. The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, create, incur, assume or allow to exist any Lien upon or with respect to any of their properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

               SECTION 6.03. Sale-Leaseback Transactions. The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby they shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which they intend to use for substantially the same purpose or purposes as the property being sold or transferred; provided that the Borrowers and the Subsidiaries may enter into any such transaction to the extent the Capital Lease Obligations and Liens associated therewith would be permitted by paragraphs (d), (e) and (i) of Section 6.01 and Section 6.02, respectively.

               SECTION 6.04. Fundamental Changes. (a) The Borrowers will not, nor will they permit the Parent or any Subsidiary to, merge or consolidate with or into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets, except that:

               (i) any Subsidiary (other than TRKK) may merge with, consolidate into or transfer all or substantially all of its assets to another Subsidiary and in connection therewith such Subsidiary may be liquidated or dissolved; provided, that (A) MTS shall not own a lesser percentage of the surviving or resulting Person than it owned in either of the constituent Persons or the transferor, as the case may be, and (B) if a Guarantor, a Grantor or a Subsidiary the capital stock of or other equity interests in which are pledged pursuant to the Pledge Agreement shall merge, consolidate or transfer all or substantially all of its assets, the Borrowers shall cause each Subsidiary resulting from such merger or consolidation or receiving assets as a result of such transfer, to become a party to the Guarantee Agreement and the Security Documents, and shall cause the capital stock of or other equity interests in such Subsidiary to be pledged pursuant to the Pledge Agreement, to at least the same extent as such merging, consolidating or transferring Subsidiary and the capital stock or other equity interests thereof or therein;

               (ii) TRKK may merge with, consolidate into or transfer all or substantially all of its assets to another Person; provided that (i) the Net Cash Proceeds of such merger, consolidation or transfer shall be applied as required by Section 2.09 and (ii) the terms of such merger, consolidation or transfer shall have been approved in writing by the Required Lenders, taking into account the amount of consideration to be received, the Lenders' collateral position, the Borrowers' ability to perform their obligations hereunder and such other matters as the Lenders shall determine to be relevant;

               (iii) the Borrowers or any of the Subsidiaries may sell or dispose of assets in accordance with the provisions of Section 6.06; and

               (iv) the Borrowers or any of the Subsidiaries may make any investment permitted by Section 6.05.

               (b) The Borrowers will not, nor will they permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the such Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto. The Borrowers will not permit the Parent to engage in any business or incur any Indebtedness or other obligations other than the ownership of the capital stock of MTS and obligations incidental thereto.

               SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions; New Retail Locations. (a) The Borrowers will not, nor will they permit the Parent or any Subsidiary to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit or advances to, Guarantee any obligations of or make any additional investments in any Person (any of the foregoing being collectively called "Investments"), other than, in the case of the Borrowers and the Subsidiaries:

               (i) Investments existing on the date hereof and set forth in
        Schedule 6.05;

               (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

               (iii) Indebtedness permitted by paragraph (c) of Section 6.01;

               (iv) Guarantees constituting Indebtedness permitted by Section 6.01; provided that a Subsidiary shall not Guarantee the Senior Subordinated Debt unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Guarantee Agreement, and (B) such Guarantee of the Senior Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Debt;

               (v) Permitted Investments;

               (vi) loans and advances to management and employees (A) existing on the date hereof and set forth in Schedule 6.05, (B) consisting of employee trade receivables in connection with employee purchases of product and (C) in addition to those loans and advances described in the foregoing clauses (A) and (B), not to exceed US$500,000 in any fiscal year;

               (vii) Investments of MTS in TRKK as a result of the conversion of the TRKK Loan into equity interests of TRKK; and

               (viii) Hedging Agreements entered into to mitigate interest rate, exchange rate, commodity price or other risks incurred by MTS and its subsidiaries in the ordinary course of business and not for speculative purposes.

               (b) The Borrowers will not, nor will they permit any Subsidiary to, establish any new retail outlet or incur financial or other obligations in connection with any such new retail outlet (other than (i) new outlets required to be established pursuant to legally binding agreements existing on the date hereof and set forth on Schedule 6.05(b) hereto and (ii) any new outlet established in connection with the relocation of an outlet existing on the date hereof to a new location within the same market).

               SECTION 6.06. Asset Sales. The Borrowers will not, nor will they permit the Parent or any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Borrowers permit any Subsidiary to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

               (a) sales of Inventory and Permitted Investments in the ordinary course of business;

               (b) sales or other dispositions in the ordinary course of business of assets that have become worn out or obsolete or that are promptly being replaced;

               (c) sales, transfers and dispositions to MTS or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with
        Section 6.09; and

               (d) other sales, transfers and dispositions; provided, that (i) the Net Cash Proceeds of each such sale, transfer or disposition shall be applied as required by Section 2.09 and (ii) the terms of each such sale, transfer or disposition (or series of related sales, transfers or dispositions) for consideration in excess of US$5,000,000 (other than sales of non-Japanese assets contemplated by the Business Plan and listed in Schedule 6.06 hereto) shall have been approved in writing by the Required Lenders, taking into account the amount of consideration to be received, the Lenders' collateral position, the Borrowers' ability to perform their obligations hereunder and such other matters as the Required Lenders shall determine to be relevant;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and, except in the case of a sale, transfer, lease or other disposition to a Borrower or a Subsidiary, all of the consideration for any such sale, transfer, lease or other disposition shall be in cash.

               SECTION 6.07. Capital Expenditures. For any month set forth below, the Borrowers will not permit Capital Expenditures of MTS and the Subsidiaries on a consolidated basis to exceed (i) the amount set forth opposite such month plus (ii) the amount, if any, by which the sum of the amounts set forth below opposite the months preceding such month exceeds the aggregate Capital Expenditures made by MTS and the Subsidiaries on a consolidated basis since the date hereof:

               Month                        Amount
               -----                        ------
               May 2001                     US$2,500,000
               June 2001                       2,500,000
               July 2001                       2,500,000
               August 2001                     2,500,000
               September 2001                  2,500,000
               October 2001                    2,500,000
               November 2001                     833,000
               December 2001                     833,000
               January 2002                      833,000
               February 2002                     833,000
               March 2002                        833,000
               April 2002                        833,000

; provided, however, that the Borrowers will not permit Capital Expenditures of MTS and the Subsidiaries on a consolidated basis to exceed US$20,000,000 in the aggregate during the Availability Period.

               SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) MTS will not, nor will it permit the Parent or any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (ii) MTS may make non-cash Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of MTS and the Subsidiaries, (iii) MTS or any Subsidiary may declare and pay dividends payable solely in shares of its own common stock and (iv) MTS may make Restricted Payments in amounts necessary to pay annual insurance premiums on the US$100,000,000 life insurance policy owned by the Parent on the lives of Russell and Doris Solomon.

               (b) MTS will not, nor will it permit the Parent or any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the payment, purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

               (i) payment of Indebtedness created under the Loan Documents;

               (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Senior Subordinated Debt prohibited by the subordination provisions thereof;

               (iii) refinancings of Indebtedness to the extent permitted by
        Section 6.01; and

               (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

               SECTION 6.09. Transactions with Affiliates. The Borrowers will not, nor will they permit the Parent or any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property, assets or services from, or otherwise engage in any other transactions with, any of their respective Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the relevant Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrowers and the Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08.

               SECTION 6.10. Restrictive Agreements. The Borrowers will not, nor will they permit the Parent or any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to a Borrower or any other Subsidiary or to Guarantee Indebtedness of a Borrower or any other Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on April 23, 1998, identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

               SECTION 6.11. Amendment of Material Documents. The Borrowers will not, nor will they permit the Parent or any Subsidiary to, (a) amend, modify or waive any of its rights under any Senior Subordinated Debt Document if the effect of such amendment, modification or waiver would be to change the terms on which any Senior Subordinated Debt is subordinated to any other obligations, shorten the maturity or weighted average life to maturity of any Senior Subordinated Debt, require, either on one or more fixed dates or upon the happening of one or more events, the repayment, purchase or defeasance of any Senior Subordinated Debt, add any covenant or make more restrictive the covenants benefitting any Senior Subordinated Debt or otherwise modify the terms of any Senior Subordinated Debt in a manner that is adverse to the Borrowers or to the rights or interests of the Lenders in any material respect, or (b) amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents in a manner that is adverse to the Borrowers or to the rights or interests of the Lenders in any material respect.

               SECTION 6.12. Balance Sheet Coverage Ratio. The Borrowers will not permit the Balance Sheet Coverage Ratio at any month end to be less than
1.25 to 1.00.

               SECTION 6.13. EBITDA. The Borrowers will not permit EBITDA of MTS and the Subsidiaries for any period set forth below to be less than the amount set forth below opposite such period:

                      Period                  Min EBITDA
                      ------                  ----------
               02/01/01 - 04/30/01          US$ 7,580,000
               03/01/01 - 05/31/01             11,410,000
               04/01/01 - 06/30/01             11,330,000
               05/01/01 - 07/31/01             11,500,000
               06/01/01 - 08/31/01             11,710,000
               07/01/01 - 09/30/01             10,940,000
               08/01/01 - 10/31/01             14,820,000
               09/01/01 - 11/30/01             15,300,000
               10/01/01 - 12/31/01             28,230,000
               11/01/01 - 01/31/02             21,450,000
               12/01/01 - 02/28/02             22,070,000
               01/01/02 - 03/31/02             11,310,000

               SECTION 6.14. Leverage Ratio. The Borrowers will not permit the Leverage Ratio as of any date during any period set forth below to be greater than the ratio set forth below opposite such period:

               Period                               Ratio
               ------                              ------
               04/27/01 - 05/30/01                 11.17:1
               05/31/01 - 06/29/01                  7.37:1
               06/30/01 - 07/30/01                  7.08:1
               07/31/01 - 08/30/01                  7.10:1
               08/31/01 - 09/29/01                  7.19:1
               09/30/01 - 10/30/01                  7.68:1
               10/31/01 - 11/29/01                  5.37:1
               11/30/01 - 12/30/01                  5.20:1
               12/31/01 - 01/30/02                  2.65:1
               01/31/02 - 02/27/02                  3.47:1
               02/28/02 - 03/30/02                  3.17:1
               03/31/02 - 04/23/02                  6.74:1

               SECTION 6.15. Fiscal Year. The Borrowers will not, and will not permit any Subsidiary to, have a fiscal year ending on any date other than the date in existence of the Borrowers' and the Subsidiaries' respective fiscal years as of the date of this Agreement; provided, however, that MTS or any Subsidiary may change the existing date of its fiscal year end upon delivery to the Lenders of any financial and financial reporting information as reasonably requested by the Required Lenders.


                                   ARTICLE VII

                             Events of Default; CAM

               SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur:

               (a) any Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

               (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

               (c) any representation, warranty or statement made or deemed made by or on behalf of any Borrower, the Parent or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

               (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Borrower's existence), 5.08, 5.09(a), 5.10, 5.11, 5.12 or 5.13 or in Article VI;

               (e) any Borrower, the Parent or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in paragraph (a), (b) or (d))of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower's Agent (which notice will be given at the request of any Lender);

               (f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

               (g) any event or condition occurs that results in any Material Indebtedness (or obligations under leases of real property that would constitute Material Indebtedness but for the proviso in the definition of "Capital Lease Obligations") becoming due prior to the scheduled maturity thereof or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (or any such obligations) or any trustee or agent on its or their behalf to cause any Material Indebtedness (or any such obligations) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

               (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or

        (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

               (i) the Parent, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, such Borrower or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

               (j) the Parent, any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

               (k) one or more judgments for the payment of money in an aggregate amount (net of any insured amount as to which an insurance company has acknowledged coverage) in excess of US$10,000,000 shall be rendered against the Parent, any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, any Borrower or any Subsidiary to enforce any such judgment;

               (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

               (m) any Lien purported to be created under the Security Documents shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected first priority Lien on any significant portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates delivered to it under a Pledge Agreement;

               (n) any Guarantee of any Guarantor under the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Guarantor; or

               (o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower's Agent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in paragraph (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

               SECTION 7.02. Implementation of CAM. On the CAM Exchange Date, the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations outstanding under the Credit Facilities such that in lieu of the interest of each Lender in the Designated Obligations outstanding under each Credit Facility in which it shall participate as of such date, such Lender shall hold an interest in the Designated Obligations outstanding under each of the Credit Facilities, whether or not such Lender shall previously have participated therein, equal to such Lender's CAM Percentage thereof. Each Participant that has acquired a participation from any Lender as contemplated by Section 9.04(e) and each Loan Party hereby consents and agrees to the CAM Exchange. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.


                                  ARTICLE VIII

                                   The Agents

               Each of the Lenders hereby irrevocably appoints each of the Agents as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

               Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

               The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
(a) no Agent shall be subject to any fiduciary or other implied duties (other than as expressly assumed in the Security Documents), regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

               Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

               Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by any Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Agent.

               Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Borrowers or the Borrowers and the Required Lenders may replace any Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers' Agent (and with the Borrowers' Agent's consent, unless an Event of Default shall have occurred and be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon any such replacement, the Borrowers and the Required Lenders shall cause the successor Agent to purchase all of the replaced Agent's Commitments and the related Loans at the time owing to the replaced Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation or replacement hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or replaced Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

               Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                  Miscellaneous

               SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

               (a) if to a Borrower, to it in care of the Borrowers' Agent at MTS, Incorporated, 2500 Del Monte, West Sacramento, California 95691, Attention of Mr. De Vaughn D. Searson (Telecopy No. 916-373-2471);

               (b) if to the Administrative Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase

        Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Ms. Janet Belden (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, 380 Madison Avenue, 9th Floor, New York, New York 10017, Attention of Susan E. Atkins, Managing Director (Telecopy No. (212) 622-4834);

               (c) if to the Japanese Agent, to it at The Chase Manhattan Bank, Tokyo, Banking Services Department, Akasaka Park Building, 9th Floor, 2-20 Akasaka 5-chome, Minato-ku, Tokyo 107, Japan, Attention of Ms. Naoko Morimoto (Telecopy No. 011-81-3-5570-7539); and

               (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

               SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

               (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender as in effect at any time without the written consent of such Lender, (ii) reduce the principal amount of any

Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change or waive any provision of Section 5.09(b) or (c), 5.11, 5.13 or 7.02, in each case without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or (vi) except for releases of Collateral required to be effected under Section 9.15, release any Lien created by the Security Documents or any Guarantee created by the Guarantee Agreement (other than as permitted pursuant to the terms of this Agreement or any relevant Security Document) without the written consent of each Lender; provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Japanese Agent hereunder without the prior written consent of such Agent or (y) adversely affect one Credit Facility to a greater extent than the other without the prior written consent of Lenders representing at least 662/3% of the Commitments and outstanding Loans under the adversely affected Credit Facility. Without limiting the foregoing, if and to the extent that any transaction by any Borrower or any Subsidiary under Section 5.13 or elsewhere in this Agreement for which the consent of the Required Lenders is required would have any of the effects referred to (1) in any of the clauses (i) through (vi) of the first proviso above, then the written consent of each affected Lender shall be required for such transaction, in addition to the consent of the Required Lenders, or (2) in clause (x) or (y) of the second proviso, then the written consent of Lenders representing at least 662/3% of the Commitments and outstanding Loans under the adversely affected Credit Facility shall be required for such transaction, in addition to the consent of the Required Lenders.

               SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) MTS shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including in its capacity as Collateral Agent) or any of its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation or administration of this Agreement, any amendments, modifications or waivers of the provisions hereof or any release of the Liens created by the Security Documents as contemplated by Section 9.15 (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) the reasonable charges and expenses associated with the Administrative Agent's audits of Collateral, all records related thereto and the premises upon which any of the Collateral is located pursuant to the terms of this Agreement or the Security Agreements (it being agreed that so long as no Event of Default has occurred and is continuing, MTS shall be required to pay such charges and expenses in connection with not more than one audit of the Collateral during any fiscal year of MTS) and ongoing monitoring efforts relating to Sections 6.07, 6.12, 6.13 and 6.14.

               (b) The Borrowers shall, on a joint and several basis, indemnify the Administrative Agent, each other Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by MTS or any Subsidiary, or any Environmental Liability related in any way to MTS or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses shall have resulted from the gross negligence or wilful misconduct of such Indemnitee.

               (c) To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any other Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Agent, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Agent in its capacity as such.

               (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

               (e) Each Borrower hereby forever releases, discharges and holds harmless the Administrative Agent, each other Agent, and each Lender, and each Related Party of any of the foregoing Persons, and the financial and legal advisors, directors, trustees, partners, members, employees, agents and advisors of any of the foregoing (any such person, a "Releasee"), from any and all losses, claims, damages, demands, debts, liabilities, expenses, obligations, actions, causes of action, suits, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises and rights whatsoever, whenever arising, out of actions or omissions occurring prior to the effectiveness of this Release, whether arising under the Credit Agreement or the other Loan Documents, the Transactions, any Loan or Commitment or the use of the proceeds thereof, or any other agreements, instruments, engagements, conversations or transactions contemplated by or relating to any of the foregoing, known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, matured or unmatured, in law, equity or otherwise that the Borrowers ever had, now have, or hereafter can, shall or may have against any of the Releasees for, upon, or by reason of any matter, cause, transaction or thing whatsoever occurring at any time prior to the effectiveness of this release.

               (f) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

               SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the other Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Facility A Commitment or Facility B Commitment and the related Loans at the time owing to it); provided, that (i) except in the case of an assignment to any Federal Reserve Bank or to a Lender or a Lending Affiliate of a Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) except in the case of an assignment to a Lender or a Lending Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Facility A Commitment or Facility B Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or the approximate equivalent in Yen based on the then current Exchange Rate) unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement (or under one of the Credit Facilities), (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph
(d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

               (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

               (e) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Facility A Commitment, Facility B Commitment or Commitment and the related Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

               (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's Agent's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower's Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

               (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

               SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 9.03(a) and 9.03(b) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof; provided, that Sections 2.13, 2.14 and 9.03(a) shall so survive and remain in full force and effect for up to 90 days after the termination of this Agreement.

               SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts

(and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

               SECTION 9.08. Right of Set-off; Certain Agreements With Respect to Deposit Accounts. (a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

               (b) Each Lender that maintains or at any time hereafter shall maintain any Cash Sweep Account or any Concentration Account agrees to act as a subagent of the Collateral Agent for purposes of perfecting the Lien of the Collateral Agent on such account and all amounts from time to time on deposit therein. Each such Lender is hereby notified by the Collateral Agent of the Collateral Agent's security interest in all such accounts and amounts and hereby acknowledges receipt of such notice. The Borrowers acknowledge and agree, on their own behalf and on behalf of the Subsidiaries, that the Collateral Agent, in its own right or acting through any applicable subagent, shall have full dominion and control over each such account, subject to the right of each applicable Borrower or Subsidiary to withdraw funds from such account for purposes permitted hereunder so long as no Event of Default shall have occurred and be continuing. Each such Lender agrees that if it shall receive a notice from the Collateral Agent stating that an Event of Default has occurred and is continuing and directing such Lender to remit amounts in any such account to the Collateral Agent, it will thereafter, until such notice shall have been withdrawn, not permit withdrawals by any Borrower or Subsidiary from such account and will remit all collected amounts in such account to an account designated by the Collateral Agent at the end of each Business Day. The Collateral Agent agrees, and the Lenders acknowledge, that the Collateral Agent shall not exercise its signature authority in respect of any Cash Sweep Account or any Concentration Account unless an Event of Default has occurred and is continuing. The Borrowers consent to the foregoing arrangements and agree that neither the Collateral Agent nor any Lender shall have any liability to any Borrower or Subsidiary for acting in accordance therewith.

               SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

               (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

               SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

               SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

               SECTION 9.12. Confidentiality. Each of the Administrative Agent, the other Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of the Borrower's Agent or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from any Borrower relating to a Borrower or its business, other than any such information that is available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

               SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

               SECTION 9.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

               (b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the parties contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

               SECTION 9.15. Releases of Collateral. In the event that MTS or any Subsidiary sells, transfers or otherwise disposes of, or subjects to any Lien, any assets or property owned by it as permitted by Section 5.13 (and in accordance with the provisions of this Agreement), or in the event MTS or any Subsidiary otherwise sells, transfers or disposes of any assets or property owned by it in a transaction not prohibited by this Agreement (other than to MTS or an Affiliate of MTS), the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers' Representative to release any Liens created by any Security Document in respect of such assets or property and, in the case of a disposition of all or substantially all the equity interests or assets of any Subsidiary that is a Loan Party, to terminate such Subsidiary's obligations under the Guarantee Agreement and each other Loan Document. In addition, the Administrative Agent and the Collateral Agent will take such actions as are reasonably requested by the Borrower's Representative to terminate the Liens and security interests created by the Loan Documents when all the Obligations have been paid in full and the Commitments have been terminated. The Borrowers agree to pay all out-of-pocket expenses of the Administrative Agent and the Collateral Agent in connection with releases of Liens and obligations under the Guarantee Agreement provided for in this Section.
               SECTION 9.16. Agreement on Bank Transactions. If there is in effect at any time an Agreement on Bank Transactions between any Lender and TRKK, the provisions of such Agreement on Bank Transactions shall not apply to any Loan or other transaction contemplated by this Agreement notwithstanding anything to the contrary contained in such Agreement on Bank Transactions.

               SECTION 9.17. No Novation. This Agreement shall not extinguish the Loans outstanding under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Existing Credit Agreement, which shall remain outstanding as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.15, 2.16, 2.17 and
9.03 of Existing Credit Agreement, each as in effect immediately prior to the Effective Date, will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Effective Date.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                        MTS, INCORPORATED,



                                        by

                                            Name:
                                            Title:


                                        TOWER RECORDS KABUSHIKI KAISHA,



                                        by

                                            Name:
                                            Title:


                                        THE CHASE MANHATTAN BANK,
                                        individually and as
                                        Administrative Agent,



                                        by

                                            Name:
                                            Title:

                                                               SIGNATURE PAGE to









                                                               MTS, INCORPORATED
                                                  TOWER RECORDS KABUSHIKI KAISHA
                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                      DATED AS OF APRIL 27, 2001



                                                            Name of Institution:


                                                                             by:

                                                  Name:
                                                  Title: